Exhibit 99.1

P&F INDUSTRIES REPORTS FOURTH-QUARTER AND YEAR-END 2004 RESULTS

FARMINGDALE, N.Y., March 24, 2005 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the fourth quarter and year ended December 31, 2004.

FOURTH-QUARTER AND YEAR-END RESULTS

Revenues for the fourth quarter of 2004 increased 62.4% to $31.6 million from $19.5 million in the fourth quarter of 2003, including $9.2 million from the acquisition of Woodmark International, L.P. (“Woodmark”) completed in June 2004.

The Company’s consolidated financial statements for all periods presented have been reclassified to reflect the earnings (loss) from discontinued operations of Green Manufacturing’s hydraulic cylinder division, which resulted from the disposition of certain assets in December 2004 to a non-affiliated third party in the industry. The loss from discontinued operations, net of tax benefit, for the year ended December 31, 2004 was approximately $200,000, including a net gain of approximately $88,000 from the sale of assets. The loss from discontinued operations, net of tax benefit, for the year ended December 31, 2003 was approximately $551,000. Net proceeds from the sale of such assets were used to pay down debt. This disposition was part of an overall strategy to focus management’s resources on other segments of our business in order to add greater shareholder value.

Income from continuing operations, which exclude the results from Green’s hydraulic cylinder division, increased 42.4% in the fourth quarter to $1,323,000, or $0.35 per diluted share, compared to $929,000, or $0.26 per diluted share, in the fourth quarter of 2003. Including Green’s cylinder results, net income for the fourth quarter increased 88.1% to $1,492,000, or $.39 per diluted share, compared to $793,000, or $.22 per share, for the same period of 2003.

Revenues for the year ended December 31, 2004 increased 32.9% to $103.6 million from $78.0 million in 2003. Income from continuing operations, which exclude the results from Green’s hydraulic cylinder division, increased 8.1% in fiscal 2004 to $4,238,000, or $1.15 per diluted share, compared to $3,914,000, or $1.09 per diluted share, for the year ended December 31, 2003. Including Green’s cylinder results, net income for the year ended December 31, 2004 increased 20.1% to $4,039,000, or $1.10 per diluted share, compared to net income of $3,363,000, or $0.94, per diluted share for the year ended December 31, 2003.

P&F Chairman of the Board, President, and Chief Executive Officer Richard Horowitz commented, “We were very pleased with our performance this quarter and for the year, which was positively impacted by the Woodmark acquisition. In addition, we were proud of our performance for the year regardless of the acquisition as we had overall sales growth.”

Florida Pneumatic’s revenues for the fourth quarter of 2004 increased 20.4% to $13.7 million from $11.4 million in the fourth quarter of 2003, due primarily to increases in retail promotions, new product introductions and increased penetration in the automotive after-market. This increase was even more impressive given the loss of a major customer in the fourth quarter of 2003, which negatively impacted revenues. Gross profit margin for the fourth quarter of 2004 decreased from 31.5% in the same period last year to 29.4% as a result of the weakness of the U.S. dollar in relation to the Japanese yen and the New Taiwan dollar, the loss of the major customer in the last quarter of 2003 that had better-than-average gross margins, and by a less favorable product mix, offset by other cost reductions and productivity improvements.

Mr. Horowitz stated, “We remain optimistic about prospects at Florida Pneumatic as we anticipate a continuing favorable impact from the revenue generated from the new products introduced during 2004 and other products under development that are slated for release in 2005. Additionally, we continue to focus resources on our automotive segment, which had strong growth in 2004. Finally, two of our major customers in air tools are in the process of redesigning their respective tool displays and store layouts with the intention of improving sales in many product lines, including ours.”

Mr. Horowitz further added, “Florida Pneumatic was informed earlier this month that it was a recipient of the Sears 2004 Partners in Progress Award, which recognizes a select group of its very best performing suppliers for their commitment to excellence. We are extremely proud of this accomplishment and look forward to continuing our strong relationship with Sears.”

At Countrywide Hardware, revenues for the fourth quarter of 2004 increased by 237%, to $13.4 million from $4.0 million in the fourth quarter of 2003, due primarily to the inclusion of Woodmark’s revenues. Gross profit margin for the quarter decreased from 32.8% to 30.9%. This decrease was primarily driven by the inclusion of Woodmark, which has slightly lower gross profit margins than the rest of Countrywide. Additionally, gross profit margin at Nationwide also decreased slightly due to higher freight and overhead costs as inventory levels began to build for the upcoming season and the company continued the integration of a new supplier. Nationwide sales increased by $456,000, or 15%, for the quarterly period, resulting from increases in its fencing, OEM and patio product lines. Sales of fencing products are benefiting from increased market penetration, while the OEM line has secured some new accounts and patio sales improved as a result of repairs required from the hurricane damage in 2004. Our Woodmark subsidiary has substantially impacted our business in the first six months following its acquisition by generating strong profits, by stabilizing our cash flows and lastly, by creating additional opportunities for product sourcing.

“Countrywide’s plans to expand operations to the West Coast are continuing and we intend to sign a facility lease in the next 30 days and begin hiring employees. We expect incremental sales from the West Coast expansion beginning in the second half of 2005,” stated Horowitz.

Revenues from Green Manufacturing’s continuing operations, which only include the access and agricultural products divisions, increased nearly 36% for the fourth quarter of 2004, to $1.4 million, compared to $1.0 million for the fourth quarter of 2003, due to the general improvement in economic conditions affecting both its access and agricultural product lines. Gross profit margin for the quarter decreased from 28.1% in the same period in 2003 to 26.7%, due primarily to the increased cost of raw materials.

To further P&F’s strategic mission, in February 2005, Green exited the access business through the sale of certain assets to an independent third party. This sale was planned as part of an overall strategy to focus management’s resources on our remaining operating units.

Embassy’s revenues for the fourth quarter of 2004 remained steady and consistent with the prior-year’s quarter at $3.0 million. Gross profit margin for the fourth quarter of 2004 decreased slightly from 34.1% to 33.9% due primarily to increases in material costs that were not fully absorbed by increases in selling prices. Further price increases were put in place late in the first quarter of 2005 with the intention of improving margins in the upcoming quarters.

“We continue to be pleased with the growth in revenues from our boiler product line, which increased 33.2% quarter-over-quarter and nearly 47% year-over-year,” said Horowitz. “We intend to enhance this product line going forward.”

2005 UPDATE

Concerning anticipated performance, Mr. Horowitz stated, “We anticipate results for the first quarter of 2005 to be stronger than last year’s comparable period, primarily due to the inclusion of Woodmark’s strong financial results and the exclusion of Green’s former cylinder division that was not profitable.”

“We anticipate sales at Florida Pneumatic to remain relatively flat resulting from the late timing of certain promotional sales that will be mostly offset by an increase in our base business and the continuing favorable impact of new products introduced in 2004. We anticipate sales at Countrywide to increase significantly, between 175%-225%, due primarily to the inclusion of Woodmark. Additionally, Nationwide’s revenues are also anticipated to grow between 15% - 18%, principally due to continued growth in the fencing and OEM product lines. We anticipate sales at Embassy to increase 5%-10% as boilers, radiant and commercial products continue to gain momentum and as increased baseboard selling prices are introduced to offset rising material costs. We also anticipate sales at Green to increase, reflecting only its remaining agricultural division sales in continuing operations as its access division was sold during February 2005 as previously disclosed. The anticipated volume of this agricultural products business of approximately $500,000 for the first quarter is not significant to overall consolidated revenues.”

“Gross profit margins are anticipated to range from 31%-32% as the increase in revenues, particularly from Countrywide, should help absorption and offset margin erosion from increased product costs that are further compounded by the anticipated continuing weakness in the U.S. dollar against the Japanese yen and New Taiwan dollar. Selling, general & administrative expenses are anticipated to improve as a percentage of sales as a result of the overall revenue increase that will absorb fixed costs. Interest expense is expected to approximate $400,000, nearly triple the comparable prior-year quarter as a result of the acquisition debt and higher average interest rates. As a result of the above, we anticipate net income to increase between 250%-300% in the first quarter of 2005 in comparison to the first quarter of 2004.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2004 fourth-quarter and year-end results. Investors and other interested parties can listen to the call by dialing (877) 278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through March 26, beginning at 1 p.m. Eastern time on March 24, at 1-800-642-1687 or 1-706-645-9291, conference ID #4346414.

P&F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Embassy Industries, Inc., and Green Manufacturing, Inc., manufactures and/or imports air-powered tools, builders' hardware, baseboard and radiant heating products and a line of post-hole digging equipment. P&F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening/Seema Brin
Chief Financial Officer	Investor Relations
631-694-1800	212-838-3777
www.pfina.com	jburfening@lhai.com/sbrin@lhai.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	December 31, 2004	December 31, 2003

Assets
Cash	$1,190	$213
Accounts receivable - net	15,264	11,922
Notes and other receivable	1,735	-
Inventories	26,073	17,395
Deferred income taxes - net	1,070	789
Assets of discontinued operations	-	1,360
Prepaid expenses and other	1,384	1,456

Total current assets	46,716	33,135

Property and equipment	20,851	19,353
Less: accumulated depreciation and amortization	11,216	10,136
Net property and equipment	9,635	9,217

Assets of discontinued operations	-	3,524

Goodwill	23,725	10,562

Other intangible assets	9,795	1,773

Other assets	667	121

Total assets	$90,538	$58,332

Liabilities and Shareholders’ Equity
Short-term borrowings	$4,000	$3,000
Accounts payable	3,355	3,302
Income taxes payable	1,601	-
Other accrued liabilities	5,168	4,347
Current maturities of long-term debt	3,062	1,526

Total current liabilities	17,186	12,175

Long-term debt, less current maturities	31,848	8,724

Deferred income taxes - net	337	455

Total liabilities	49,371	21,354

Total shareholders' equity	41,167	36,978

Total liabilities and shareholders' equity	$90,538	$58,332

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share data)	2004	2003	2004	2003

Revenues	$31,602	$19,454	$103,632	$77,954
Cost of sales	22,031	13,229	71,554	52,087
Gross profit	9,571	6,225	32,078	25,867
Selling, general and administrative expenses	6,810	4,569	23,621	18,885
Operating income	2,761	1,656	8,457	6,982
Interest expense - net	487	171	1,185	720
Earnings from continuing operations before income taxes	2,274	1,485	7,272	6,262
Income taxes	951	556	3,034	2,348
Earnings from continuing operations	1,323	929	4,238	3,914

Discontinued operations (net of taxes):
Earnings (loss) from discontinued operations	81	(136)	(288)	(551)
Gain on sale discontinued operations	88	-	88	-
Earnings (loss) from discontinued operations	169	(136)	(200)	(551)
Net earnings	$1,492	$793	$4,038	$3,363
Earnings (loss) per common share:
Basic:
Continuing operations	$.37	$.27	$1.20	$1.12
Discontinued operations	.05	(.04)	(.05)	(.16)
Net earnings (loss) per common share - basic	$.42	$.23	$1.15	$.96

Diluted:
Continuing operations	$.35	$.26	$1.15	$1.09
Discontinued operations	.04	(.04)	(.05)	(.15)
Net earnings (loss) per common share - diluted	$.39	$.22	$1.10	$.94

Weighted average common shares outstanding:
Basic	3,537	3,512	3,522	3,507

Diluted	3,786	3,621	3,671	3,590

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